PROSPECTUS Dated May 5, 1999                         Pricing Supplement No.63 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-75289
Dated May 6, 1999                                           Dated April 18, 2000
                                                                  Rule 424(b)(3)


                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                  Euro Fixed Rate Senior Bearer Notes Due 2005

                            -----------------------

     We may not redeem these Global Medium-Term Notes, Series D (Senior Euro Fixed Rate Notes Due 2005) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We will apply to the London Stock Exchange Limited for the notes to be admitted on the Official List as soon as is practicable following the settlement of the notes.

     We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:          JPY 40,000,000,000

Maturity Date:             April 25, 2005

Settlement Date
  (Original Issue Date):   April 25, 2000

Interest Accrual Date:     April 25, 2000

Issue Price:               99.88%

Specified Currency:        Japanese Yen ("JPY")

Redemption Percentage
    at Maturity:           100%

Initial Redemption
    Percentage:            N/A

Annual Redemption
    Percentage Reduction:  N/A

Optional Repayment
    Date(s):               N/A

Interest Rate:             1.40% per year

Maximum Interest Rate:     N/A

Minimum Interest Rate:     N/A

Interest Payment Dates:    Each April 25, commencing
                           April 25, 2001

Interest Payment Period:   Annual

Denominations:             JPY 1,000,000

Business Day:              Tokyo and New York

Common Code:               011076831

ISIN:                      XS0110768313

Other Provisions:          N/A

     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


MORGAN STANLEY DEAN WITTER
DEUTSCHE BANK                                    FUJI INTERNATIONAL FINANCE PLC
NOMURA INTERNATIONAL                             SANWA INTERNATIONAL PLC
TOKYO-MITSUBISHI INTERNATIONAL

Plan of Distribution:

     On April 18, 2000, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of notes set forth opposite their respective names below at a net price of 99.58%, which we refer to as the "purchase price." The purchase price equals the stated issue price of 99.88% less a selling concession of 0.10% and a combined management and underwriting commission of 0.20% of the principal amount of these notes.

                                                            Principal Amount of
                            Name                                    Notes
                            ----                            -------------------
Morgan Stanley & Co. International Limited...............   JPY 36,000,000,000
Deutsche Bank AG London..................................          800,000,000
Fuji International Finance PLC...........................          800,000,000
Nomura International plc.................................          800,000,000
Sanwa International plc..................................          800,000,000
Tokyo-Mitsubishi International plc.......................          800,000,000

        Total............................................   JPY 40,000,000,000
                                                            ==================


                                      PS-2